Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Jeffrey L. Rutherford
President and Chief Executive Officer
LESCO, Inc.
(216) 706-9250
LESCO ANNOUNCES THIRD QUARTER 2005 RESULTS
- Same-Store Service Center Sales Increase 5.9% -
CLEVELAND, Ohio — October 26, 2005 — LESCO, Inc. (NASDAQ: LSCO), a leading provider of products for the professional green and pest control industries, today announced third quarter and nine month results for the period ending September 30, 2005. Additionally, on October 21, 2005, the Company announced that Jeffrey Rutherford was appointed President and Chief Executive Officer and that the Board of Directors had approved a share repurchase program of up to 1.5 million shares. Also as previously announced, the Company has completed the sale of its supply chain assets and consumable products inventory and, concurrent with the sale, entered into a long-term supply agreement with Turf Care Supply Corp. (TCS), an affiliate of Platinum Equity LLC.
Third Quarter 2005 Results
Net sales for the three months ended September 30, 2005, increased 4.1% to $158.9 million from $152.7 million in the comparable period a year ago. Lawn Care gross sales grew 8.5% to $122.2 million from $112.6 million in the third quarter of 2004, while Golf gross sales were down 6.4% to $38.2 million versus $40.8 million in the same quarter last year.
Mr. Rutherford stated, “With the sale of the supply chain assets complete, LESCO has transitioned from a vertically integrated business model to a company that is now focused on the profitable growth of our Store Segment composed of Service Centers and Stores-on-Wheels. I strongly believe that we have the right team in place to execute on this revised model as our senior management team has significant retail experience and the proper skill sets to capitalize on the opportunity to grow our Store Segment profitably over time.”
Gross profit on sales (defined as product margin less distribution costs) decreased to 23.5% of net sales, or $37.3 million, compared to 26.7% of net sales, or $40.7 million, in the third quarter of 2004. Gross profit in the current quarter was negatively impacted by $3.8 million, or 2.4% of net sales, due to $3.0 million of inventory markdowns related to the Company’s decision to outsource parts distribution and $0.8 million of disposed inventory in conjunction with the supply chain transaction.

Product margin was $50.2 million, or 31.6% of net sales, versus $53.0 million, or 34.7% of net sales, in the same quarter last year. In addition to the 2.4% decline due to the above mentioned inventory markdown, product margins further declined versus the year ago quarter primarily due to higher customer rebates stemming from an effort to drive sales in LESCO-branded products and price markdowns related to the elimination of certain under-performing SKUs. Distribution expense increased to $13.0 million, or 8.2% of net sales, from $12.4 million, or 8.1% of net sales, in the comparable period in 2004. The increase in distribution expense was primarily related to higher fuel costs on a year-over-year basis.
Selling expense was $24.1 million, or 15.2% of net sales, versus $23.3 million, or 15.3% of net sales, in the third quarter of 2004. Selling expense declined slightly as a percentage of sales despite higher fuel costs, approximately $1.0 million in incremental operating costs for Service Centers opened in 2004 and 2005, and an incremental $0.1 million related to new direct marketing initiatives. General and administrative expense declined to $6.1 million, or 3.8% of net sales, versus $7.2 million, or 4.7% of net sales, in the same quarter last year due to lower expenses related to the Company’s corporate headquarters lease and related costs, in addition to reduced management incentive costs, insurance claims and lower payroll tax expenses.
In the third quarter of 2005, the Company also recorded an additional $19.0 million charge related to the supply chain transaction, which consisted primarily of the impairment of certain assets.
For the third quarter of 2005, the Company reported on a generally accepted accounting principles (GAAP) basis a net loss of $16.2 million, or $1.82 per diluted share, compared to net income of $1.1 million, or $0.12 per diluted share last year. Third quarter 2005 operating results were reduced by $19.8 million, or $2.23 per diluted share, related to costs of the supply chain transaction, and $3.0 million, or $0.34 per diluted share, for the markdown charge to restructure the parts sourcing model and product offering. For third quarter 2004, operating results were reduced by $4.9 million, or $0.55 per diluted share, for costs related to the Company’s headquarters relocation and by $1.4 million, or $0.15 per diluted share, for costs related to hurricane and flood damage.
The Company’s GAAP results do not reflect a tax provision related to the Company’s third quarter 2005 loss and third quarter 2004 earnings before income tax because of the required accounting treatment for LESCO’s deferred tax assets. Management believes adjusted results more appropriately reflect its assessment of the Company’s results from on-going operations. Assuming a 39% tax rate, which LESCO typically utilizes to evaluate year-over-year performance, and excluding charges totaling $22.8 million related to the sale of the Company’s supply chain assets and its outsourcing of parts merchandise, the Company would have reported third quarter 2005 results of $0.44 per diluted share. This compares to $0.50 per diluted share in the third quarter 2004, excluding charges of $6.3 million related to corporate relocation expense and hurricane and flood damage and assuming a 39% tax rate. See the attached Consolidated Statements of Operations GAAP to non-GAAP reconciliation.
First Nine Months 2005 Results
Net sales for the nine months ended September 30, 2005, increased 2.3% to $447.1 million from $436.9 million in the comparable period a year ago. For the first nine months of 2005, Lawn Care gross sales expanded 6.5% to $361.4 million from $339.5 million for the same period of

2004, while Golf gross sales declined 9.0% to $91.0 million versus $100.0 million for the first nine months in 2004.
Gross profit increased to $111.6 million, or 24.9% of net sales, from $111.2 million, or 25.5% of net sales, in the first nine months of 2004. Gross profit was negatively impacted by $3.8 million, or 0.8% of net sales, for the first nine months of 2005 due to inventory markdowns related to the Company’s decision to outsource parts distribution and discontinue manufacturing and warehousing activities. For the first nine months of 2005, the Company reported a GAAP basis net loss of $11.1 million, or $1.25 per diluted share, compared to net income of $7.4 million, or $0.82 per diluted share, last year.
The first nine months of 2005, results were reduced by $20.1 million, or $2.27 per diluted share, for costs related to the supply chain transaction, by $3.0 million, or $0.34 per diluted share, for the markdown charge to restructure the parts sourcing model and product offering, and by $0.5 million, or $0.05 per diluted share, for settlement costs paid to KPAC Holdings, Inc. The first nine months of 2004 results were reduced by $4.9 million, or $0.55 per diluted share, for costs related to the Company’s headquarters relocation and $1.4 million, or $0.15 per diluted share, for costs related to hurricane and flood damage. The Company would have reported net income of $0.83 per diluted share for the first nine months of 2005 compared to $0.95 per diluted share for the first nine months of 2004, excluding these charges and assuming a 39% tax rate. See the attached Consolidated Statements of Operations GAAP to non-GAAP reconciliation.
Segment Operating Results
Concurrent with the sale of its supply chain assets, the Company revised its segment reporting. The Company will now report on its two operating segments — Stores and Direct Sales.
Store Segment Operating Results — Store segment net sales, which include both Service Centers and Stores-on-Wheels, for the three months ended September 30, 2005, increased 10.4% to $142.6 million from $129.1 million in the comparable period a year ago. Service Center gross sales increased 10% and Stores-on-Wheels gross sales increased 18.3%. Comparable Service Center sales increased 5.9%. Gross profit as a percentage of sales decreased 120 basis points to 27.8% from 29.0% due to the timing of the recognition of vendor rebate income, incremental product markdowns and higher customer rebates to enhance customer loyalty in LESCO-Branded products. Store Segment selling expense increased $2.8 million on a quarter-over-quarter basis. This increase is directly attributable to the 21 new Service Centers and 38 new Stores-on-Wheels opened during the past twelve months. For third quarter 2005, earnings before interest and taxes declined to $16.1 million versus $16.9 million for the same period last year.
Store Segment net sales for the nine months ended September 30, 2005, increased 8.2% to $383.9 million. Same-store Service Center sales results rose 4.6%. Service Center gross sales increased 8.6% and Stores-on-Wheels gross sales increased 11.3%. Gross profit as a percentage of sales increased 40 basis points to 28.4%. The $9.9 million increase in selling expense is directly attributable to the new store openings during the past twelve months discussed above. For the first nine months of 2005, earnings before interest and taxes declined to $40.6 million versus $41.5 million for the same period last year.

Direct Segment Operating Results — Direct segment net sales declined to $16.2 million for the three months ended September 30, 2005, from $23.6 in the comparable period a year ago. The decline is directly attributable to the Company’s decision to discontinue its golf sales representative program in March. Earnings before interest and taxes were $0.1 million in the third quarter of the current year versus a $0.7 million loss for the same period in the prior year.
Direct segment net sales for the nine months ended September 30, 2005, declined to $63.2 million from $82.2 million for the first nine months of 2004. The year-to-date loss before interest and taxes was $0.3 million in 2005 versus income of $0.2 million for the same period in the prior year.
New Service Centers
LESCO opened nine new Service Centers during the third quarter of 2005 in areas where the Company already had a market presence. On September 30, 2005, there were 294 Service Centers in operation, versus 273 at the end of the third quarter of 2004. The 68 Service Centers opened from 2003 through the third quarter of 2005 generated net sales of $16.7 million for the quarter and four-wall, pre-tax income of $0.8 million. These 68 Service Centers generated net sales of $40.7 million for the first nine months of 2005 and four-wall, pre-tax income of $1.3 million. The four-wall profit and loss results include the sales, cost of sales and operating expenses (including payroll, benefits, rent, utilities, in-bound freight to selling locations and out-bound to customers) necessary to operate the individual selling locations. These results exclude allocations of vendor rebates, warehouse costs, indirect delivery costs, sales commissions, and other non-direct expenses.
Sale of Supply Chain Assets
On October 11, 2005, the Company announced that it had completed the sale of its supply chain assets and consumable products inventory, including fertilizer, seed, control products, combination products, and related products, to TCS. The supply chain assets sold included all four of LESCO’s blending facilities and the majority of the Company’s warehouse and distribution centers. At closing, the Company received $15 million in cash and $19 million in accounts receivable from TCS. Ultimately, the Company expects to harvest $25 million in cash after settling all requirements associated with the transaction including the accounts payable due to vendors for the inventory sold to TCS.
Share Repurchase Program
With the sale of the supply chain assets complete, the Company announced on October 21, 2005, that its Board of Directors had authorized the repurchase of up to 1.5 million common shares. Repurchases under the Company’s share buy back program will be made in the open market or through privately negotiated transactions. The timing, manner and amount of repurchases will be based on the Company’s evaluation of market conditions, applicable legal requirements and other factors.

Operating Cash Flow and Balance Sheet
As of September 30, 2005, LESCO’s total debt was $14.2 million and consisted of $13.4 million in revolving bank debt along with a $0.8 million interest free, forgivable loan from the City of Cleveland, Ohio. This compares to total debt of $5.9 million as of September 30, 2004. The Company also reported a September 30, 2005, cash and cash equivalent balance of $7.3 million versus $8.0 million at the same time last year. The inventory balance at September 30, 2005, does not reflect the effect of the supply chain transaction and the related reduction of approximately $34 million of consumable inventory.
Fourth Quarter Charges
Subsequent to quarter end, certain events occurred which will result in the Company recording charges in the fourth quarter. As previously discussed, on October 7, 2005, the Company completed its sale of its supply chain assets to TCS. Additional charges of approximately $4 million are expected in the fourth quarter related to the closing of three distribution hubs not assumed by TCS in the transaction along with costs for legal services and system enhancements. The Company plans to further rationalize its product offering and accelerate merchandise markdowns resulting in an approximate $4 million markdown charge in the fourth quarter. Also, in conjunction with the previously discussed management changes, the Company will record a $1.5 million severance expense in fourth quarter.
Full Year 2005 Guidance
The Company's updated guidance for fiscal 2005 is for revenue growth expected to range from 1.0% to 1.5%, with an 8.0% increase in Service Center sales. The sales of the Direct Segment are expected to decline approximately $22.0 to $25.0 million as a result of the acceleration of the Company’s strategy to reduce its sales representative model and to concentrate on the higher profit Service Center and Stores-on-Wheels models. For the full year, diluted earnings per share on a GAAP basis are expected to be a loss in the range of $2.77 to $2.93. Excluding the $32.0 to $34.0 million in expected charges associated with the supply chain transaction, the parts merchandise strategy, severance, the acceleration of merchandise markdowns and the settlement to KPAC and assuming a 39% tax rate, the Company estimates a diluted earnings per share range of $0.45 to $0.48. See attached 2005 diluted earnings per share guidance GAAP to non-GAAP reconciliation.
Mr. Rutherford concluded, “We remain committed to investing capital in our high-growth, high-return Stores Segment. Based on the consistent increase in our year-over-year sales performance, we are confident that over time the cash flow and profitability of the business will improve, resulting in improved value for our shareholders.”
As part of the Company’s refined strategy of opening new Service Centers throughout the entire year, the Company expects to open approximately 32 Service Centers in 2005, with approximately 12 openings in the fourth quarter 2005.
This outlook is based upon various assumptions, which include industry trends and internal expectations, including but not limited to the following, all of which exclude the costs associated with the supply chain transaction, parts merchandise strategy, severance, accelerated merchandise markdowns, and KPAC settlement: 1) the opening of up to 32 new Service Centers in 2005; 2) gross profit, including distribution costs, of 25.0% to 25.3%; 3) selling expense continuing to increase to approximately 17.0% of net sales due to new Service Centers and Stores-on-Wheels; 4) merchant discount expense of approximately 2.3% of net sales; 5) general and administrative expenses down $2.5 to $3.0 million on a comparable basis; 6) average borrowings of $10.0 million at an effective interest rate cost of approximately 7%; 7) an income tax rate of 39%; 8) no material adverse results from any litigation or regulatory proceedings against the Company, either currently existing or that may arise in the future; and 9) the smooth transition of supply chain functions to TCS.
Conference Call
The Company will host a conference call and webcast with investors, analysts and other interested parties today at 4:30 p.m. (Eastern). Hosting the call will be Jeffrey L. Rutherford, President and Chief Executive Officer, and Michael A. Weisbarth, Chief Financial Officer, Controller and Treasurer. The live call can be accessed by dialing 1-866-761-0749, passcode 45528309. Participants should register at least fifteen minutes prior to the commencement of the call. The conference call will also include a question and answer session. Management’s slide presentation will be available for downloading beginning today at 4:00 p.m. at LESCO’s web site, www.lesco.com.
Additionally, a live webcast will be available at www.lesco.com. Participants should allow at least fifteen minutes prior to the commencement of the call to register, download and install necessary audio software. Questions can be submitted either in advance or during the webcast via email to ir@lesco.com or through the Company’s corporate web site where a link will be provided on the “Home” page.
LESCO’s culture demands the highest of ethical standards and accountability manifested in full and fair financial disclosure to our shareholders. LESCO management encourages the participation of our shareholders and other interested parties in our conference calls and live webcasts. For those who cannot participate in the conference call or the live webcast, a replay will be available beginning approximately one hour after the conclusion of the event on LESCO’s web site.
About LESCO, Inc.
LESCO currently serves more than 130,000 customers worldwide, through 296 LESCO Service Center® locations, 111 LESCO Stores-on-Wheels vehicles, the Internet, and other direct sales efforts. Additional information about LESCO can be found on the Internet at www.lesco.com.
Statements in this news release under the heading 2005 Guidance and other statements relating to sales and earnings expectations, new Service Center openings and profitability, and other statements that are not historical information are forward-looking statements and, as such, reflect only the Company’s best assessment at this time. Investors are cautioned that forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from such statements and that investors should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those projected or implied in the forward-looking statements include, but are not limited to, the final resolution of certain contingencies relative to the collection of identified accounts receivable; the Company’s ability to add new Service Centers in accordance with its plans, which can be affected by local zoning and other governmental regulations and its ability to find favorable store locations, to negotiate favorable leases, to hire qualified individuals to operate the Service Centers, and to integrate new Service Centers into the Company’s systems; the Company’s ability to transition quickly and effectively from a golf sales representative model to a Stores-on-Wheels model; competitive factors in the Company’s business, including pricing pressures; lack of availability or instability in the cost of raw materials which affects the costs of certain products; the successful and uninterrupted performance of supply chain services by Turf Care Supply Corp.; the Company’s ability to impose price increases on customers without a significant loss in revenues; potential rate increases by third-party carriers which affect the cost of delivery of products; changes in existing law; the Company’s ability to effectively market and distribute new products; the success of the Company’s operating plans; any litigation or regulatory proceedings against the Company; regional weather conditions; and the condition of the industry and the economy. For a further discussion of risk factors, investors should refer to the Company’s Securities and Exchange Commission reports, including but not limited to its Form 10-K for the year ended December 31, 2004.

LESCO INC.
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2005	2004	2005	2004

Net sales	$158,867	$152,655	$447,121	$436,888
Cost of product:
Merchandise	(104,834)	(99,632)	(292,070)	(288,028)
Supply chain transaction	(802)	—	(802)	—
Markdown parts merchandise	(2,983)	—	(2,983)	—
Distribution cost	(12,962)	(12,367)	(39,711)	(37,635)

Gross profit on sales	37,286	40,656	111,555	111,225

Selling expense	(24,083)	(23,285)	(72,190)	(67,920)
General & administrative expense	(6,095)	(7,171)	(19,852)	(21,153)
Merchant discounts and provision for doubtful accounts	(3,458)	(2,678)	(9,311)	(6,859)
Pre-opening expense	(459)	(55)	(1,108)	(964)
Corporate relocation	—	(4,928)	—	(4,928)
Hurricane/flood	—	(1,350)	—	(1,350)
Vendor contract termination	(11)	—	(474)	—
Supply chain transaction expense	(19,041)	—	(19,323)	—
Other expense	(168)	(26)	(114)	(104)
Other income	139	51	444	357

(Loss) earnings before interest and taxes	(15,890)	1,214	(10,373)	8,304
Interest expense, net	(301)	(104)	(741)	(595)

(Loss) earnings before taxes	(16,191)	1,110	(11,114)	7,709
Income tax (provision) benefit:
Current	—	(1,919)	—	(3,165)
Deferred	(7,294)	1,486	(6,520)	158
Change in valuation allowance	7,294	433	6,520	2,667

	—	—	—	(340)

Net (loss) income	$(16,191)	$1,110	$(11,114)	$7,369

(Loss) earnings per share of common stock:
Diluted	$(1.82)	$0.12	$(1.25)	$0.82

Basic	$(1.82)	$0.13	$(1.25)	$0.85

Average number of common shares and common share equivalents outstanding:
Diluted	8,901,528	9,001,687	8,869,198	8,943,441

Basic	8,901,528	8,704,694	8,869,198	8,693,298

LESCO, INC.
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	September 30, 2005	September 30, 2004	December 31, 2004
	(unaudited)	(unaudited)	(audited)

CURRENT ASSETS:
Cash and cash equivalents	$7,286	$8,007	$8,101
Accounts receivable	15,082	14,306	16,931
Inventories	126,915	110,931	100,582
Other	3,305	3,818	3,126

TOTAL CURRENT ASSETS	152,588	137,062	128,740
Property, plant and equipment, net	10,409	27,310	26,019
Other	1,138	2,245	1,234

	$164,135	$166,617	$155,993

CURRENT LIABILITIES:
Accounts payable	$66,825	$63,484	$56,371
Accrued liabilities	23,672	17,356	24,184
Revolving credit facility	13,454	—	7,303

TOTAL CURRENT LIABILITIES	103,951	80,840	87,858
Long-term debt	750	5,875	—
Deferred — other	1,881	555	1,612

SHAREHOLDERS’ EQUITY:
Common shares—without par value— 19,500,000 shares authorized; 8,925,844 shares issued and outstanding at September 30, 2005; 8,704,694 shares issued and outstanding at September 30, 2004 and 8,697,194 issued and outstanding December 31, 2004	892	871	870
Paid-in capital	37,957	34,970	34,846
Retained earnings	20,523	44,631	31,637
Unearned compensation	(1,819)	(1,125)	(830)

TOTAL SHAREHOLDERS’ EQUITY	57,553	79,347	66,523

	$164,135	$166,617	$155,993

LESCO, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,
(Dollars in thousands)	2005	2004
OPERATING ACTIVITIES:
Net (loss) income	$(11,114)	$7,369
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation	5,019	5,536
Amortization of deferred financing fees and other	118	129
Decrease (increase) in accounts receivable	1,849	(974)
Sale of accounts receivable	—	5,946
Increase in inventories	(26,333)	(17,351)
(Gain) loss on sale of fixed assets	(47)	96
Impairment of fixed assets	14,118	—
(Decrease) increase in accounts payable	(1,838)	16,464
Amortization of unearned compensation	619	492
(Increase) decrease in current income tax	706	4,005
(Decrease) increase in other current items	(1,211)	1,714

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(18,114)	23,426

INVESTING ACTIVITIES:
Proceeds on the sale of fixed assets	255	1,597
Purchase of property, plant and equipment	(3,674)	(3,096)

NET CASH USED IN INVESTING ACTIVITIES	(3,419)	(1,499)

FINANCING ACTIVITIES:
Increase (decrease) in overdraft balances	12,292	(6,100)
Proceeds from borrowings	527,149	487,541
Reduction of borrowings	(520,248)	(503,082)
Exercised stock options, net of treasury shares	1,525	216

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	20,718	(21,425)

Net change in cash and cash equivalents	(815)	502
Cash and cash equivalents — Beginning of the period	8,101	7,505

CASH AND CASH EQUIVALENTS — END OF THE PERIOD	$7,286	$8,007

Supplemental disclosure of cash flow information:
Interest paid, including letters of credit and unused facility fees	$(761)	$(608)

Income taxes (paid) refunded	$(98)	$3,576

LESCO, Inc.
SEGMENT INCOME STATEMENT

	Three Months Ended September 30, 2005				Three Months Ended September 30, 2004
(Dollars in thousands)	Stores	Direct Sales	Corporate	Total	Stores	Direct Sales	Corporate	Total
Net sales	$142.7	$16.2	$—	$158.9	$129.1	$23.6	$—	$152.7
Cost of product (including distribution costs)	(103.0)	(14.8)	(3.8)	(121.6)	(91.6)	(20.5)	—	(112.1)

Gross profit on sales	$39.7	$1.4	$(3.8)	$37.3	$37.5	$3.1	$—	$40.6
Selling expense	(21.1)	(1.0)	(2.0)	(24.1)	(18.5)	(3.4)	(1.4)	(23.3)
Merchant discounts	(2.5)	(0.3)	(0.6)	(3.4)	(2.1)	(0.4)	(0.2)	(2.7)
Pre-opening expense	—	—	(0.5)	(0.5)	—	—	(0.1)	(0.1)
General & administrative expense	—	—	(6.1)	(6.1)	—	—	(7.1)	(7.1)
Supply chain transaction expense	—	—	(19.1)	(19.1)	—	—	—	—
Corporate relocation expense	—	—	—	—	—	—	(4.9)	(4.9)
Hurricane/flood expense	—	—	—	—	—	—	(1.3)	(1.3)

Earnings (loss) before interest and taxes	$16.1	$0.1	$(32.1)	$(15.9)	$16.9	$(0.7)	$(15.0)	$1.2

	Nine Months Ended September 30, 2005				Nine Months Ended September 30, 2004
(Dollars in thousands)	Stores	Direct Sales	Corporate	Total	Stores	Direct Sales	Corporate	Total
Net sales	$383.9	$63.2	$—	$447.1	$354.7	$82.2	$—	$436.9
Cost of product (including distribution costs)	(274.9)	(56.8)	(3.8)	(335.5)	(255.3)	(70.4)	—	(325.7)

Gross profit on sales	$109.0	$6.4	$(3.8)	$111.6	$99.4	$11.8	$—	$111.2
Selling expense	(62.4)	(5.2)	(5.0)	(72.6)	(52.5)	(10.3)	(5.1)	(67.9)
Merchant discounts	(6.0)	(1.5)	(1.4)	(8.9)	(5.4)	(1.3)	(0.2)	(6.9)
Pre-opening expense	—	—	(1.1)	(1.1)	—	—	(1.0)	(1.0)
General & administrative expense	—	—	(19.8)	(19.8)	—	—	(21.2)	(21.2)
Supply chain transaction expense	—	—	(19.4)	(19.4)	—	—	—	—
Corporate relocation expense	—	—	—	—	—	—	(4.9)	(4.9)
Vendor contract termination	—	—	(0.5)	(0.5)	—	—	—	—
Hurricane/flood expense	—	—	—	—	—	—	(1.3)	(1.3)
Other income	—	—	0.3	0.3	—	—	0.3	0.3

Earnings (loss) before interest and taxes	$40.6	$(0.3)	$(50.7)	$(10.4)	$41.5	$0.2	$(33.4)	$8.3

LESCO, Inc.
SALES BY CUSTOMER SECTOR AND TRANSACTING SELLING LOCATIONS

	Three Months Ended September 30, 2005
	2005				2004				% Change
			Other
	Service	Stores on	Selling		Service	Stores on	Selling		Service	Stores on	Selling
(Dollars in millions)	Centers	Wheels	Locations	Total	Centers	Wheels	Locations	Total	Centers	Wheels	Locations	Total

Lawn care	$105.9	$1.3	$15.0	$122.2	$95.0	$0.6	$17.0	$112.6	11.5%	116.7%	(11.8)%	8.5%
Golf	12.2	24.5	1.5	38.2	12.4	21.2	7.2	40.8	(1.6)	15.6	(79.2)	(6.4)

Gross sales	$118.1	$25.8	$16.5	$160.4	$107.4	$21.8	$24.2	$153.4	10.0%	18.3%	(31.8)%	4.6%

Agency sales				(0.8)				(0.6)				33.3
Freight revenue				0.4				0.4				0.0
Customer discounts, rebates and sales adjustments				(1.1)				(0.5)	`			120.0

Net sales				$158.9				$152.7				4.1%

	Nine Months Ended September 30,
	2005				2004				% Change
			Other
	Service	Stores on	Selling		Service	Stores on	Selling		Service	Stores on	Selling
(Dollars in millions)	Centers	Wheels	Locations	Total	Centers	Wheels	Locations	Total	Centers	Wheels	Locations	Total

Lawn care	$300.7	$2.6	$58.1	$361.4	$276.4	$2.0	$61.1	$339.5	8.8%	30.0%	(4.9)%	6.5%
Golf	28.5	55.4	7.1	91.0	26.7	50.1	23.2	100.0	6.7	10.6	(69.4)	(9.0)

Gross sales	$329.2	$58.0	$65.2	$452.4	$303.1	$52.1	$84.3	$439.5	8.6%	11.3%	(22.7)%	2.9%

Agency sales				(1.9)				(1.0)				90.0
Freight revenue				1.0				1.2				(16.7)
Customer discounts, rebates and sales adjustments				(4.4)				(2.8)				57.1

Net sales				$447.1				$436.9				2.3%

LESCO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
GAAP TO NON-GAAP RECONCILIATION

	Three Months Ended September 30, 2005			Three Months Ended September 30, 2004
			Results			Results
			Including			Including
		(a) (b)	Adjustments		(b) (c)	Adjustments
(Dollars in thousands, except per share data)	GAAP Results	Adjustments	(Non-GAAP)	GAAP Results	Adjustments	(Non-GAAP)

Net sales	$158,867	$—	$158,867	$152,655	$—	$152,655
Cost of product:
Merchandise	(104,834)	—	(104,834)	(99,632)	—	(99,632)
Supply chain transaction	(802)	802	—	—	—	—
Markdown parts merchandise	(2,983)	2,983	—	—	—	—
Distribution cost	(12,962)	—	(12,962)	(12,367)	—	(12,367)

Gross profit on sales	37,286	3,785	41,071	40,656	—	40,656
Selling expense	(24,083)	—	(24,083)	(23,285)	—	(23,285)
General & administrative expense	(6,095)	—	(6,095)	(7,171)	—	(7,171)
Merchant discounts and provision for doubtful accounts	(3,458)	—	(3,458)	(2,678)	—	(2,678)
Pre-opening expense	(459)	—	(459)	(55)	—	(55)
Corporate relocation	—	—	—	(4,928)	4,928	—
Hurricane/flood expense	—	—	—	(1,350)	1,350	—
Vendor contract termination	(11)	11	—	—	—	—
Supply chain transaction expense	(19,041)	19,041	—	—	—	—
Other expense	(168)	—	(168)	(26)	—	(26)
Other income	139	—	139	51	—	51

(Loss) income before interest and taxes	(15,890)	22,837	6,947	1,214	6,278	7,492
Interest expense, net	(301)		(301)	(104)		(104)

(Loss) income before taxes	(16,191)	22,837	6,646	1,110	6,278	7,388
Income tax (provision) benefit:
Current	—	—	—	(1,919)	—	(1,919)
Deferred	(7,294)	—	(7,294)	1,486	—	1,486
Change in valuation allowance	7,294	(2,592)	4,702	433	(2,881)	(2,448)

	—	(2,592)	(2,592)	—	(2,881)	(2,881)
Net (loss) income	$(16,191)	$20,245	$4,054	$1,110	$3,397	$4,507

(Loss) earnings per share of common stock:
Diluted	$(1.82)		$0.44	$0.12		$0.50

Basic	$(1.82)		$0.46	$0.13		$0.52

Average number of common shares and common share equivalents outstanding
Diluted	8,901,528		9,194,131	9,001,687		8,943,441

Basic	8,901,528		8,901,528	8,704,694		8,693,298

(a)	2005 adjustments include $19.8 million for the supply chain transaction, and $3.0 million for parts merchandise strategy. Management believes that an assessment of the Company’s ongoing operating results for its third quarter 2005 excluding charges for its supply chain transaction and parts merchandise strategy is useful to investors as these events are not anticipated to recur in the future.
(b)	On a generally accepted accounting principles (GAAP) basis, LESCO cannot recognize the benefit of establishing a deferred tax asset to be realized in a future period, because of the required accounting treatment for its current tax position. Management believes that in order to present a meaningful comparison to historical Company results, a tax expense (benefit) should be reflected based on the operating income (loss) recorded in the third quarter of 2005 and 2004. This assumes that LESCO will realize benefits in the future from its deferred tax assets. The adjusted results reflect a tax benefit calculated assuming a tax rate of 39%.
(c)	2004 adjustments include $4.9 million for corporate relocation and $1.4 million for hurricane/flood expense. Management believes that an assessment of the Company’s ongoing operating results for its third quarter 2004 excluding charges for its relocation of corporate offices and hurricane/flood expense is useful to investors as these events are not anticipated to recur on an annual basis.

LESCO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
GAAP TO NON-GAAP RECONCILIATION

	Nine Months Ended September 30, 2005			Nine Months Ended September 30, 2004
			Results			Results
			Including			Including
		(a) (b)	Adjustments		(b) (c)	Adjustments
(Dollars in thousands, except per share data)	GAAP Results	Adjustments	(Non-GAAP)	GAAP Results	Adjustments	(Non-GAAP)

Net sales	$447,121	$—	$447,121	$436,888	$—	$436,888
Cost of product:
Merchandise	(292,070)	—	(292,070)	(288,028)	—	(288,028)
Supply chain transaction	(802)	802	—	—	—	—
Markdown parts merchandise	(2,983)	2,983	—	—	—	—
Distribution cost	(39,711)	—	(39,711)	(37,635)	—	(37,635)

Gross profit on sales	111,555	3,785	115,340	111,225	—	111,225
Selling expense	(72,190)	—	(72,190)	(67,920)	—	(67,920)
General & administrative expense	(19,852)	—	(19,852)	(21,153)	—	(21,153)
Merchant discounts and provision for doubtful accounts	(9,311)	—	(9,311)	(6,859)	—	(6,859)
Pre-opening expense	(1,108)	—	(1,108)	(964)	—	(964)
Corporate relocation	—	—	—	(4,928)	4,928	—
Hurricane/flood expense	—	—	—	(1,350)	1,350	—
Vendor contract termination	(474)	474	—	—	—	—
Supply chain transaction expense	(19,323)	19,323	—	—	—	—
Other expense	(114)	—	(114)	(104)	—	(104)
Other income	444	—	444	357	—	357

(Loss) income before interest and taxes	(10,373)	23,582	13,209	8,304	6,278	14,582
Interest expense, net	(741)		(741)	(595)		(595)

(Loss) income before taxes	(11,114)	23,582	12,468	7,709	6,278	13,987
Income tax (provision) benefit:
Current	—	—	—	(3,165)	—	(3,165)
Deferred	(6,520)	—	(6,520)	158	—	158
Change in valuation allowance	6,520	(4,863)	1,657	2,667	(5,115)	(2,448)

	—	(4,863)	(4,863)	(340)	(5,115)	(5,455)
Net (loss) income	$(11,114)	$18,719	$7,605	$7,369	$1,163	$8,532

(Loss) earnings per share of common stock:
Diluted	$(1.25)		$0.83	$0.82		$0.95

Basic	$(1.25)		$0.86	$0.85		$0.98

Average number of common shares and common share equivalents outstanding
Diluted	8,869,198		9,177,698	8,943,441		8,943,441

Basic	8,869,198		8,869,198	8,693,298		8,693,298

(a)	2005 adjustments include $20.1 million for the supply chain transaction, $3.0 million for parts merchandise strategy, and $.5 million for vendor contract termination. Management believes that an assessment of the Company’s ongoing operating results for the nine months ended September 30, 2005 excluding charges for its supply chain transaction, parts merchandise strategy and settlement costs to KPAC is useful to investors as these events are not anticipated to recur in the future.
(b)	On a generally accepted accounting principles (GAAP) basis, LESCO cannot recognize the benefit of establishing a deferred tax asset to be realized in a future period, because of the required accounting treatment for its current tax position. Management believes that in order to present a meaningful comparison to historical Company results, a tax expense (benefit) should be reflected based on the operating income (loss) recorded in the first nine months of 2005 and 2004. This assumes that LESCO will realize benefits in the future from its deferred tax assets. The adjusted results reflect a tax benefit calculated assuming a tax rate of 39%.
(c)	2004 adjustments include $4.9 million for corporate relocation and $1.4 million for hurricane/flood expense. Management believes that an assessment of the Company’s ongoing operating results for its third quarter 2004 excluding charges for its relocation of corporate offices and hurricane/flood expense is use to investors as these events are not anticipated to recur on an annual basis.

LESCO, INC
2005 EPS Guidance
GAAP to Non-GAAP Reconciliation

	($ in millions)	EPS
Net Loss-GAAP	($25.2) to ($26.7)	($2.77) to ($2.93)

Less Adjustments:
Supply Chain Transaction Cost, Merchandise Markdowns, and Severance	($28.6) to ($30.6)

KPAC Settlement	($0.5)

Parts Merchandise Strategy	($2.9)

Sub Total Adjustments	($32.0) to ($34.0)

Earnings before taxes excluding charges (Non GAAP)	$6.8 to $7.3

Income Tax Provision @ 39%	($2.7) to ($2.8)

Adjusted Earnings (Non GAAP)	$4.1 to $4.5	$0.45 to $0.48